As filed with the Securities and Exchange Commission on November 18, 2009
Registration No. ______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 619
Migdal Haemek, Israel, 23105
972-4-650-6611
(Address and telephone number of Registrant's principal executive offices)

Tower Semiconductor USA
4300 Stevens Creek Blvd., Suite 175
San Jose, California 95129
Tel: 408-551-6500
Facsimile: 408-551-6509
(Name, address and telephone number of agent for service)
Copies of all Correspondence to:

DAVID H. SCHAPIRO, ESQ.	SHELDON KRAUSE, ESQ.

Yigal Arnon & Co.	Eilenberg & Krause LLP
1 Azrieli Center	11 East 44th Street
Tel Aviv, 67021 Israel	New York, NY 10017
Tel: 972-3-608-7856	Tel: 212-986-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Ordinary Shares, par value NIS 1.00 per share
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units
Total			$30,000,000	$1,674.00 (3)

(1)	This registration statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this registration statement will not exceed $30,000,000 or if the registrant issues any debt securities at an original issuance discount, such greater amount as shall result in proceeds of $30,000,000 to the registrant. The securities covered by this registration statement may be sold separately or as units with other classes of the registered securities. The securities covered by this registration statement also include such indeterminate numbers of ordinary shares and amount of capital notes and debt securities as may be issued upon conversion of or exchange for capital notes, debt securities or purchase contracts that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2)	The registrant will determine the proposed maximum offering price per unit and the proposed maximum aggregate offering price per class from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for each class is omitted pursuant to General Instruction II.C of Form F-3 under the Securities Act of 1933.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED NOVEMBER 18, 2009

PROSPECTUS

$30,000,000
Ordinary Shares
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units

        We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $30,000,000 of our:

—	ordinary shares;

—	capital notes;

—	debt securities (including convertible debt securities);

—	purchase contracts;

—	warrants to purchase ordinary shares or debt securities; or

—	any combination of the above, separately or as units.

        This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

        Our ordinary shares are listed on the Nasdaq Global Market under the symbol “TSEM” and on the Tel Aviv Stock Exchange in Israel under the symbol “TSEM.” On November 16, 2009, the last reported sale price of our ordinary shares on the Nasdaq Global Market was $1.04 per share and on the Tel Aviv Stock Exchange was NIS 3.885 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

        The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 2.

        None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is ________, 2009

        Manufacturing or production capacity refers to installed equipment capacity in our facilities and is a function of the process technology and product mix being manufactured as certain processes require more processing steps than others. All information herein with respect to the wafer capacity of our manufacturing facilities is based upon our estimate of the effectiveness of the manufacturing equipment and processes in use or expected to be in use during the relevant period and the actual or expected process technology mix for such period. Unless otherwise specifically stated, all references herein to “wafers” in the context of capacity in Fab 1 are to 150-mm wafers and in Fab 2 are to 200-mm wafers.

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PROSPECTUS SUMMARY

        This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Company Overview

        We are a pure-play independent specialty wafer foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.13-micron. We also provide design services and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

        In January 2001, we commenced construction of a state-of-the-art wafer fabrication facility, which we refer to as Fab 2, located in Migdal Haemek, Israel and adjacent to our first facility, Fab 1. In 2003, we completed the infrastructure of Fab 2 and commenced production at this Fab. Fab 2 is designed to operate in geometries of 0.18-micron and below, using advanced materials and advanced CMOS technology licensed from Freescale and Toshiba and other technologies that we developed and will develop independently or with development partners. Depending on the process technology and product mix, when fully ramped-up, we estimate that Fab 2 will be able to achieve capacity levels of approximately 40,000 wafers per month. We have not completed the full ramp-up of Fab 2. The timing of that decision and its implementation will depend upon several factors, including funding, cost and availability of equipment and market conditions.

        In September 2008, we acquired Jazz Technologies in a stock for stock transaction. Jazz is now an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Jazz’s customers use the analog and mixed-signal semiconductor devices in products they design that are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California, in which it currently produces the majority of its products and in which all of Jazz’s process research and development is performed.

        Our manufacturing facilities and executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

        Additional information about us and our operations may be found on our web site: www.towersemi.com. Information on our website is not incorporated by reference in this prospectus.

The Offering

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $30 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information; Incorporation of Information by Reference.”

RISK FACTORS

        An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Affecting Our Business

We have a large amount of long-term debt and other liabilities which require a significant amount of financing and our business may be adversely affected if its sources of liquidity are unavailable or insufficient to fulfill its obligations.

        We have a large amount of long-term debt and other liabilities. As of September 30, 2009, Tower had (i) approximately $210 million of outstanding bank debt under its amended facility agreement with the banks, and (ii) approximately $138 million of debt in respect of outstanding convertible and non-convertible debentures, to be repaid during 2011 to 2016. As of September 30, 2009, Jazz had (i) approximately $24 million of outstanding bank debt under its bank loan agreement, of which approximately $4 million is presented as short term debt, and (ii) approximately $123 million of debt in respect of outstanding convertible notes to be repaid at the end of 2011. Tower has not guaranteed any of Jazz’s debt, including Jazz’s debt under its bank loan and Jazz’s debt to its note holders.

        Our debt and liabilities could have significant negative consequences, including:

—	requiring the dedication of a substantial portion of our expected cash flow from operating activities to service our indebtedness;

—	increasing our vulnerability to general adverse economic and industry conditions;

—	limiting our ability to obtain additional financing;

—	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

—	placing us at a competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources;

—	affecting our ability to make interest payments and other required debt service on our indebtedness; and/or

—	enforcement by the banks of their liens against Tower and Jazz’s respective assets, as applicable (in the event of default).

        In order to finance our long-term debt and other liabilities and obligations, we continue to explore measures to obtain funds from additional sources in addition to cash on hand and expected cash flow from our ongoing operations, including sales of new securities, opportunities for sale and lease-back of a portion of Tower’s real estate assets, sale of other assets, including Jazz’s holdings in HHNEC, intellectual property licensing, receipt of all or part of the $45 million pending grants from the Israeli Investment Center, and exploring alternatives to reduce our debt. However, there is no assurance that we will be able to obtain sufficient funding from the financing sources detailed above or other sources in a timely manner to allow us to fully or partially repay our long-term debt and other liabilities and obligations.

        If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected.

        Our working capital requirements and cash flows are subject to quarterly and yearly fluctuations, depending on a number of factors. If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. Factors which could lead us to suffer cash flow fluctuations include:

—	the level of revenues from our operating activities;

—	the collection of receivables;

—	the timing and size of capital expenditures; and

—	the debt service obligations under our short-term and long-term liabilities.

        In addition, we may need to devote a significant portion of our operating cash flow to be used to pay principal and interest on our indebtedness. The use of cash to finance our indebtedness could leave us with insufficient funds to adequately finance our operating activities and capital expenditures, which could adversely affect our business.

If Tower fails to comply with the repayment schedule under the amended facility agreement and is unsuccessful in negotiating a revised repayment schedule, or if it fails to meet any of the covenants and financial ratios stipulated in its amended facility agreement and Tower’s banks do not waive its noncompliance, Tower would likely be unable to fund its on-going operations.

        Under Tower’s amended facility agreement with Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M., in the event that Tower fails to comply with the repayment schedule and is unsuccessful in negotiating a revised repayment schedule, or fails to meet any of the covenants and financial ratios stipulated in the amended facility agreement and its banks do not waive its noncompliance, its banks may require it to immediately repay all loans made by them to Tower, plus penalties, and they would be entitled to exercise the remedies available to them under the amended facility agreement, including enforcement of their lien against Tower’s assets. There is no assurance that Tower would be able to generate the cash necessary to fund the scheduled payments from increased levels of cash from operations or from additional equity or debt financing or other funding sources (including, for example, funds from a sale and lease-back of a portion of Tower’s real estate assets and/or a sale of other assets). If we are not able to generate increased levels of revenue and cash from operations or raise sufficient funds in a timely manner, Tower would likely be unable to comply with the repayment schedule and Tower would likely fail to meet covenants and financial ratios under the amended facility agreement. This would have a material adverse effect on Tower and it would likely be unable to fund its on-going operations unless the banks agree to a revised repayment schedule or to waive Tower’s non-compliance.

We may incur additional indebtedness.

        Although Tower and Jazz are limited by the covenants in their respective loan facilities, Tower and/or Jazz could enter into certain transactions that would increase the amount of our outstanding indebtedness. Any additional indebtedness would increase the risks associated with servicing our indebtedness.

If the Investment Center will not release to us the pending grants, we would be required to seek alternative financing sources to fund our long-term debt and other liabilities, which may not be available.

        In connection with Fab 2, Tower received approval for grants and tax benefits from the Investment Center of the Israeli Ministry of Industry, Trade and Labor (Investment Center) under its Approved Enterprise Program. Under the terms of the approval, Tower was eligible to receive grants equal to 20% of up to $1.25 billion invested in Fab 2 plant and equipment, or an aggregate of up to $250 million. As of today, Tower received a cumulative amount of approximately $165 million in grants from the Investment Center in relation to Fab 2. Israeli law limits the ability of the Investment Center to extend the time for investments eligible for grants beyond a five year period, unless approved through an expansion plan. Tower has therefore been holding discussions with the Investment Center for approval of an expansion plan to commence as of January 1, 2006. Tower has invested from January 1, 2006 through September 30, 2009,approximately $225 million in Fab 2 plant and equipment; hence as of September 30, 2009, $45 million of cash grants are pending. While in December 2005 the Industrial Bank of the Investment Center gave a positive recommendation for approval of the expansion plan, the governmental approval process has been protracted and as a result, in May 2008, Tower filed a petition with the Israeli High Court of Justice seeking an approval certificate from the Investment Center for the expansion plan. A hearing has been postponed to February 2010.

        In August 2008, the Investment Center Committee rejected our expansion plan request, hence, on November 2008, Tower filed an appeal on this decision to the Israeli Ministerial Appeal Committee, such committee has not yet made any decision to date.

        Currently, Tower cannot estimate when it will receive the pending grants or when it will receive approval of its expansion plan. If the Investment Center does not approve our expansion plan and/or find an alternative process to release the pending grants, Tower would likely be required to obtain financing from alternative sources in order to fulfill its debt service and other obligations, which financing may not be available.

The cyclical nature of the semiconductor industry and the resulting periodic overcapacity may lead to erosion of sale prices; downward price pressure may seriously harm our business.

        The semiconductor industry has historically been highly cyclical. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. This expansion has frequently resulted in overcapacity and excess inventories, leading to rapid erosion of average sale prices. We expect this pattern to repeat itself in the future. The overcapacity and downward price pressure characteristic of a prolonged downturn in the semiconductor market, such as we are currently experiencing, may not allow us to operate at a profit, even at full utilization, and could seriously harm our financial results and business.

Our operating results fluctuate from quarter to quarter which makes it difficult to predict our future performance.

        Our revenues, expenses and operating results have varied significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. These factors include, among others:

—	The cyclical nature of both the semiconductor industry and the markets served by our customers;

—	Changes in the economic conditions of geographical regions where our customers and their markets are located;

—	Shifts by integrated device manufacturers (IDMs) and customers between internal and outsourced production;

—	Inventory and supply chain management of our customers;

—	The loss of a key customer, postponement of an order from a key customer or the rescheduling or cancellation of large orders;

—	The occurrence of accounts receivables write-offs, failure of a key customer to pay accounts receivables in a timely manner or the financial condition of our customers;

—	The rescheduling or cancellation of planned capital expenditures;

—	Our ability to satisfy our customers' demand for quality and timely production;

—	The timing and volume of orders relative to our available production capacity;

—	Our ability to obtain raw materials and equipment on a timely and cost-effective basis;

—	Price erosion in the industry;

—	Environmental events or industrial accidents such as fires or explosions;

—	Our susceptibility to intellectual property rights disputes;

—	Our ability to continue with existing and to enter into new partnerships and technology and supply alliances on mutually beneficial terms;

—	Actual capital expenditures exceeding planned capital expenditures;

—	Interest, price index and currency rate fluctuations that were not hedged;

—	Technological changes and short product life cycles;

—	Timing for designing and the qualification of new products; and

—	New accounting rules affecting our results including the accounting treatment of our bank debt, warrants and debentures.

        Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, investors should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may seriously harm our company, including our operating results, financial condition and ability to maintain our operations.

Fluctuations in the market price of our traded securities may significantly affect our reported GAAP financing expenses.

        Under prevailing accounting standards, we are required, in certain circumstances, to mark our liabilities, or an embedded feature that is part of a liability, to market, e.g. convertible debentures, warrants and options. An increase or a fluctuation in such securities’ market price or our share price may cause a significant increase or fluctuation in our reported GAAP financing expenses, net which may harm our ability to accurately forecast our reported GAAP financing expenses, net, our reported net profit or loss, net and our reported earnings or losses per share.

The lack of a significant backlog resulting from our customers not placing purchase orders far in advance makes it difficult for us to forecast our revenues in future periods.

        Our customers generally do not place purchase orders far in advance, partly due to the cyclical nature of the semiconductor industry. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our revenues in future periods. Moreover, since our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter and in the immediately preceding quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. If orders received from our customers differ adversely from our expectations with respect to the product, volume, price or other items, our operating results, financial condition and ability to maintain our operations may be adversely affected.

We occasionally manufacture wafers based on forecasted demand, rather than actual orders from customers. If our forecasted demand exceeds actual demand, we may have obsolete inventory, which could have a negative impact on our results of operations.

        We generally do not manufacture wafers unless we receive a customer purchase order. On occasion, we may produce wafers in excess of customer orders based on forecasted customer demand, because we may forecast future excess demand or because of future capacity constraints. If we manufacture more wafers than are actually ordered by customers, we may be left with excess inventory that may ultimately become obsolete and must be scrapped when it cannot be sold. Significant amounts of obsolete inventory could have a negative impact on our results of operations.

We have a history of operating losses; our facilities must operate at high utilization rates in order to reduce our losses.

        We have operated at a loss for the last number of years. Because fixed costs represent a substantial portion of the operating costs of semiconductor manufacturing operations, we must operate our facilities at high utilization rates in order to reduce our losses. We began construction of Fab 2 in 2001 and Fab 2 operations began in 2003. Our losses since 2003 are due primarily to significant depreciation and amortization expenses related mainly to Fab 2, as well as financing and operating expenses that have not yet been offset by a sufficient increase in the level of our revenues due to insufficient customer demand to fully utilize our fabs potential capacity. If we do not succeed in operating our facilities at high utilization rates, we will not be able to achieve net profits, which would adversely affect our business and company.

Our sales cycles are typically long and orders received may not meet our expectations, which may adversely affect our operating results.

        Our sales cycles, which we measure from first contact with a customer to first shipment of a product ordered by the customer, vary substantially and may last as long as two years or more, particularly for new technologies. In addition, even after we make initial shipments of prototype products, it may take several more months to reach full production of the product. As a result of these long sales cycles, we may be required to invest substantial time and incur significant expenses in advance of the receipt of any product order and related revenue. If orders ultimately received differ from our expectations with respect to the product, volume, price or other items, our operating results, financial condition and ability to maintain our operations may be adversely affected.

Demand for our foundry services is dependent on the demand in our customers’ end markets.

        In order for demand for our wafer fabrication services to increase, the markets for the end products using these services must develop and expand. For example, the success of our imaging process technologies will depend, in part, on the growth of markets for certain image sensor product applications. Because our services may be used in many new applications, it is difficult to forecast demand. If demand is lower than expected, we may have excess capacity, which may adversely affect our financial results. If demand is higher than expected, we may be unable to fill all of the orders we receive, which may result in the loss of customers and revenue.

If we do not maintain our current customers and attract additional customers, our business may be adversely affected.

        During the nine months ended September 30, 2009 approximately 34% of our business was generated by three significant customers that contributed 15%, 12% and 7% of our revenue, respectively. We expect to continue to receive a significant portion of our revenue from a limited number of customers for the foreseeable future. Loss or cancellation of business from, or decreases in the sales volume or sales prices to, our significant customers, or our failure to replace them with other customers, could seriously harm our financial results, revenue and business. Since the sales cycle for our services typically exceeds one year, if our customers order significantly fewer wafers than forecasted, we will have excess capacity that we may not be able to fill within a short period of time, resulting in lower utilization of our facilities. We may have to reduce prices in order to try to sell more wafers in order to utilize the excess capacity. In addition to the revenue loss that could result from unused capacity or lower sales prices, we might have difficulty adjusting our costs to reflect the lower revenue in a timely manner, which could harm our financial results.

We depend on a relatively small number of products for a significant portion of our revenues.

        A significant portion of our revenue is generated from a small number of very high volume products that are shipped to volatile consumer-oriented markets. The volume of orders of such products may adversely change or demand for such products may be abruptly discontinued. We expect that for the foreseeable future we will continue to be dependent upon a relatively limited number of products for a significant portion of our revenue due to the nature of our business. A decrease in the price of, or demand for, any of these products could negatively impact our financial results.

If Tower does not receive orders from its customers with whom it has signed long-term contracts, Tower may have excess capacity.

        Tower has committed a portion of its capacity for future orders to some customers with whom Tower has signed long-term contracts. If these customers do not place orders with Tower in accordance with their contractual loading and purchase commitments, and if Tower is unable to fill such unutilized capacity, Tower’s financial results may be adversely affected.

If we do not maintain and develop our technology processes and services, we will lose customers and may be unable to attract new ones.

        The semiconductor market is characterized by rapid change, including the following:

—	rapid technological developments;

—	evolving industry standards;

—	changes in customer and product end user requirements;

—	frequent new product introductions and enhancements; and

—	short product life cycles with declining prices as products mature.

        Our ability to maintain our current customer base and attract new customers is dependent in part on our ability to continuously develop and introduce to production advanced specialized manufacturing process technologies and purchase the appropriate equipment. If we are unable to successfully develop and introduce these processes to production in a timely manner or at all and we may not be able to purchase the appropriate equipment required for such processes, we may be unable to maintain our current customer base and may be unable to attract new customers.

The semiconductor foundry business is highly competitive; our competitors may have competitive advantages over us.

        The semiconductor foundry industry is highly competitive. We compete with more than ten independent dedicated foundries, the majority of which are located in Asia-Pacific, including foundries based in Taiwan, China, Korea and Malaysia, and with over 20 integrated semiconductor and end-product manufacturers that allocate a portion of their manufacturing capacity to foundry operations. The foundries with which we compete benefit from their close proximity to other companies involved in the design and manufacture of integrated circuits, or ICs. In addition, many of our competitors may have one or more of the following competitive advantages over us:

—	greater manufacturing capacity;

—	multiple and more advanced manufacturing facilities;

—	more advanced technological capabilities;

—	a more diverse and established customer base;

—	greater financial, marketing, distribution and other resources;

—	a better cost structure; and/or

—	better operational performance in cycle time and yields.

        If we do not compete effectively, our business and results of operations may be adversely affected.

If we experience difficulty in achieving acceptable device yields, product performance and delivery times as a result of manufacturing problems, our business could be seriously harmed.

        The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is constantly being modified in an effort to improve device yields, product performance and delivery times. Microscopic impurities such as dust and other contaminants, difficulties in the production process, defects in the key materials and tools used to manufacture a wafer and other factors can cause wafers to be rejected or individual semiconductors on specific wafers to be non-functional. We may experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. Any of these problems could seriously harm our operating results, financial condition and ability to maintain our operations.

If we are unable to purchase equipment and raw materials, we may not be able to manufacture our products in a timely fashion, which may result in a loss of existing and potential new customers.

        To increase the production capability of our facilities and to maintain the quality of production in our facilities, we must procure additional equipment. In periods of high market demand, the lead times from order to delivery of manufacturing equipment could be as long as 12 to 18 months. In addition, our manufacturing processes use many raw materials, including silicon wafers, chemicals, gases and various metals, and require large amounts of fresh water and electricity. Manufacturing equipment and raw materials generally are available from several suppliers. In many instances, however, we purchase equipment and raw materials from a single source. Shortages in supplies of manufacturing equipment and raw materials could occur due to an interruption of supply or increased industry demand. Any such shortages could result in production delays that could have a material adverse effect on our business and financial condition.

Our exposure to inflation and currency exchange and interest rate fluctuations may increase our cost of operations.

        Almost all of our cash generated from operations and our financing and investing activities is denominated in US dollars and New Israeli Shekels, or NIS. Our expenses and costs are denominated in NIS, US dollars, Japanese Yen and Euros. We are, therefore, exposed to the risk of currency exchange rate fluctuations.

        The dollar amount of our operations, which is denominated in NIS, is influenced by the timing of any change in the rate of inflation in Israel and the extent to which such change is not offset by the change in valuation of the NIS in relation to the US dollar. Such dollar amount of operations will increase also if the US dollar devalues against the NIS. Outstanding principal and interest on some of our debentures is linked to the Israeli consumer price index (CPI) and therefore, our dollar costs will increase if inflation in Israel exceeds the devaluation of the NIS against the US dollar, or if the timing of such devaluation lags behind inflation in Israel.

        Tower and Jazz’s borrowings under their respective credit facilities provide for interest based on a floating LIBOR rate, thereby exposing us to interest rate fluctuations. Furthermore, if Towers and/or Jazz’s banks incur increased costs in financing the applicable credit facility due to changes in law or the unavailability of foreign currency, they may exercise their right to increase the interest rate on the credit facility or require Tower and/or Jazz to bear such increased cost as provided for in the respective credit facility agreement.

        Tower regularly engages in various hedging strategies to reduce its exposure to some, but not all, of these risks and intends to continue to do so in the future. However, despite any such hedging activity, Tower is likely to remain exposed to interest rate and exchange rate fluctuations and inflation, which may increase the cost of its operating and financing activities.

We depend on intellectual property rights of third parties and failure to maintain or acquire licenses could harm our business.

        We depend on third party intellectual property in order for us to provide certain foundry and design services to our clients. If problems or delays arise with respect to the timely development, quality and provision of such intellectual property to us, the design and production of our customers’ products could be delayed, resulting in underutilization of our capacity. If any of our third party intellectual property vendors goes out of business, liquidates, merges with, or is acquired by, another company that discontinues the vendor’s previous line of business, or if we fail to maintain or acquire licenses to such intellectual property for any other reason, our business may be adversely affected. In addition, license fees and royalties payable under these agreements may impact our margins and operating results.

Failure to comply with the intellectual property rights of third parties or to defend our intellectual property rights could harm our business.

        Our ability to compete successfully depends on our ability to operate without infringing on the proprietary rights of others and defending our intellectual property rights. Because of the complexity of the technologies used and the multitude of patents, copyrights and other overlapping intellectual property rights, it is often difficult for semiconductor companies to determine infringement. Therefore, the semiconductor industry is characterized by frequent litigation regarding patent, trade secret and other intellectual property rights. We have been subject to such claims in the past which have been resolved through license agreements, the terms of which have not had a material effect on our business. From time to time we are a party to litigation matters incidental to the conduct of our business.

        Because of the nature of the industry, we may continue to be a party to infringement claims in the future. In the event any third party were to assert infringement claims against us or our customers, we may have to consider alternatives including, but not limited to:

—	negotiating cross-license agreements;

—	seeking to acquire licenses to the allegedly infringed patents, which may not be available on commercially reasonable terms, if at all;

—	discontinuing use of certain process technologies, architectures, or designs, which could cause us to stop manufacturing certain integrated circuits if we were unable to design around the allegedly infringed patents;

—	fighting the matter in court and paying substantial monetary damages in the event we lose; or

—	seeking to develop non-infringing technologies, which may not be feasible.

        Any one or several of these alternatives could place substantial financial and administrative burdens on us and hinder our business. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us or our customers against claimed infringement of the rights of others. If we fail to obtain certain licenses or if litigation relating to alleged patent infringement or other intellectual property matters occurs, it could prevent us from manufacturing particular products or applying particular technologies, which could reduce our opportunities to generate revenues.

        As of September 30, 2009, Tower held 84 patents and Jazz held 176 patents. We intend to continue to file patent applications when appropriate. The process of seeking patent protection may take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services and products will protect our intellectual property rights to the same extent as the United States. Further, we cannot assure you that we will at all times enforce our patents or other intellectual property rights or that courts will uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology, which could reduce our opportunities to generate revenues.

We could be seriously harmed by failure to comply with environmental regulations.

        Our business is subject to a variety of laws and governmental regulations in Israel and in the U.S. relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in Tower’s production processes in Israel and in Jazz’s production processes in California. If we fail to use, discharge or dispose of hazardous materials appropriately, or if applicable environmental laws or regulations change in the future, we could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations.

We are subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.

        We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. We maintain insurance policies to reduce potential losses that may be caused by fire, including business interruption insurance. If any of our fabs were to be damaged or cease operations as a result of a fire, or if our insurance proves to be inadequate, it may reduce our manufacturing capacity and revenues.

Possible product returns could harm our business.

        Products manufactured by us may be returned within specified periods if they are defective or otherwise fail to meet customers’ prior agreed upon specifications. Product returns in excess of established provisions, if any, may have an adverse effect on our business and financial condition.

We are subject to risks related to our international operations.

        We have made substantial revenue from customers located in Asia-Pacific and in Europe. Because of our international operations, we are vulnerable to the following risks:

—	we price our products primarily in US dollars; if the Euro, Yen or other currencies weaken relative to the US dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our revenue;

—	the burdens and costs of compliance with foreign government regulation, as well as compliance with a variety of foreign laws;

—	general geopolitical risks such as political and economic instability, international terrorism, potential hostilities and changes in diplomatic and trade relationships;

—	natural disasters affecting the countries in which we conduct our business;

—	imposition of regulatory requirements, tariffs, import and export restrictions and other trade barriers and restrictions including the timing and availability of export licenses and permits;

—	adverse tax rules and regulations;

—	weak protection of our intellectual property rights;

—	delays in product shipments due to local customs restrictions;

—	laws and business practices favoring local companies;

—	difficulties in collecting accounts receivable; and

—	difficulties and costs of staffing and managing foreign operations.

        In addition, Israel, the United States and foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country. The geographical distance between Israel, the United States, Asia and Europe also creates a number of logistical and communication challenges. We cannot assure you that we will not experience any serious harm in connection with our international operations.

Our business could suffer if we are unable to retain and recruit qualified personnel.

        We depend on the continued services of our executive officers, senior managers and skilled technical and other personnel. Our business could suffer if we lose the services of some of these personnel and we cannot find and adequately integrate replacement personnel into our operations in a timely manner. We seek to recruit highly qualified personnel and there is intense competition for the services of these personnel in the semiconductor industry. Competition for personnel may increase significantly in the future as new fabless semiconductor companies as well as new semiconductor manufacturing facilities are established. Our ability to retain existing personnel and attract new personnel is in part dependent on the compensation packages we offer. As demand for qualified personnel increases, we may be forced to increase the compensation levels and to adjust the cash, equity and other components of compensation we offer our personnel.

If Tower does not fully equip Fab 2 and complete the equipment installation, and ramp-up of production in Fab 2 to its full capacity, Tower will not fully utilize the substantial investment made in the construction of Fab 2.

        Depending on the process technology and product mix, when fully ramped-up, it is estimated that Fab 2 will be able to achieve capacity levels of approximately 40,000 wafers per month. The full ramp-up of Fab 2 has not been completed to date. Tower’s determination as to the timing of the implementation of the ramp-up of Fab 2 and the increase in Fab 2‘s production levels is dependent on prevailing and forecasted market conditions and its ability to fund these increases. There can be no assurance as to the timing or Tower’s ability to achieve Fab 2 capacity levels of approximately 40,000 wafers per month. The ramp-up of Fab 2 is a substantial and complex project. If Tower cannot fund the further ramp-up of Fab 2 or otherwise successfully complete the ramp-up of Fab 2, it may be unable to meet its customers’ production demands and as a result may lose customers and may not attract new ones. In order to fully ramp-up Fab 2, Tower will need to continue to develop new process technologies in order to suit its customers’ needs. In addition, Tower has and may in the future experience difficulties that are customary in the installation, functionality and operation of equipment during manufacturing. Failures or delays in obtaining and installing the necessary equipment, technology and other resources may delay the completion of the ramp-up of Fab 2, add to its cost and result in Tower not fully utilizing the substantial investment made in the construction of Fab 2, which would adversely affect Tower’s future financial results.

Israeli banking laws may impose restrictions on the total debt that Tower may borrow from its banks.

        Pursuant to a directive published by the Israel Supervisor of Banks, effective March 31, 2004, Tower may be deemed part of a group of borrowers comprised of the Ofer Brothers Group, the Israel Corporation Ltd. (Israel Corp.) and other companies which are also included in such group of borrowers pursuant to the directive, including companies under the control or deemed control of these entities. The directive imposes limitations on amounts that banks may lend to borrowers or groups of borrowers. Should Tower’s banks exceed these limitations, this would limit the banks’ ability to lend additional money to Tower in the future and may require Tower to return some or all of our outstanding borrowings (which, under Tower’s amended facility agreement with its banks, were approximately $210 million in the aggregate as of September 30, 2009), which may have a material adverse effect on Tower’s business, financial condition and results of operations.

Tower may be required to repay grants to the Investment Center that it received in connection with Fab 1.

        Tower received grants and tax benefits for Fab 1 under the government of Israel Approved Enterprise program. During 2002, Tower agreed with the Investment Center that if it does not achieve Fab 1 revenues of $90 million for 2003 and $100 million for 2004 and maintains at Fab 1 at least 600 employees for 2003 and 625 employees for 2004, subject to prevailing market conditions, it will, if demanded by the Investment Center, be required to repay the Investment Center up to approximately $2.5 million. Since Tower’s actual level of Fab 1 revenues and employees for 2003 and 2004 were lower than the above mentioned levels, Tower may be required to repay the Investment Center up to approximately $2.5 million.

Risks Related to Our Securities

The repayment of Tower’s outstanding debentures is subordinated to Tower’s indebtedness to its banks and obligations to secured creditors and Jazz’s repayment of its convertible notes is subordinated to Jazz’s secured indebtedness to its banks.

        The repayment of Tower’s outstanding debentures is subordinated to (i) the prior payment of approximately $210 million in the aggregate payable to Tower’s banks as of September 30, 2009 under Tower’s amended facility agreement, (ii) any obligations to the Investment Center of the Israeli Ministry of Industry, Trade and Labor related to approximately $165 million in grants received as of September 30, 2009 under the Investment Center’s “Approved Enterprise” program in relation to Fab 2, and (iii) a first ranking charge in favor of SanDisk Corporation, on approximately $10 million of equipment. Tower has not guaranteed any of Jazz’s debt, including Jazz’s debt under its bank loan and Jazz’s debt to its note holders. In addition repayment of Jazz’s convertible notes is subordinated to the prior payment of approximately $24 million payable in regard to Jazz’s secured bank loans as of September 30, 2009. As a result, upon any distribution to Tower or Jazz’s creditors, as applicable, in liquidation or reorganization or similar proceedings, these secured creditors will be entitled to be paid in full before any payment may be made with respect to Tower or Jazz’s outstanding debentures or note holders, as applicable. In any of these circumstances, Tower, or Jazz, as applicable, may not have sufficient assets remaining to pay amounts due on any or all of their respective debentures or notes then outstanding. In addition, neither Tower nor Jazz, as applicable, is permitted under the terms of their respective facility agreements to make a payment on account of their respective debentures or notes, as applicable, if on the date of such payment an “Event of Default” exists under the applicable facility agreement.

Tower’s stock price may be volatile in the future.

        The stock market, in general, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. In particular, the stock prices for many companies in the semiconductor industry have experienced wide fluctuations, which have often been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of Tower’s ordinary shares, regardless of Tower’s actual operating performance.

        In addition, it is possible that in some future periods Tower’s operating results may be below the expectations of public market analysts and investors. In this event, the price of Tower’s securities may underperform or fall.

Issuance of additional shares pursuant to Tower’s financing plans and arrangements and the terms of outstanding securities which are exercisable or convertible into shares may dilute the interest of Tower’s shareholders. Tower may also issue in the future additional shares and/or securities which are exercisable or convertible into shares.

        As of November 10, 2009, Tower had approximately 194.8 million ordinary shares outstanding and has outstanding securities convertible or exercisable into up to approximately 660.5 million additional ordinary shares as follows:

—	50.5 million shares issuable on the exercise of employees and directors share options at a weighted average exercise price of $1.14 expired through 2015;

—	96.2 million shares issuable on the exercise of warrants, at exercise prices ranging from $0.74 to $6.17 per share, and expiring through June 2013;

—	398.9 million shares issuable upon the conversion, for no additional consideration, of capital notes; and

—	114.9 million shares issuable upon the conversion of convertible debentures, of which 9.6 million are issuable upon conversion at $1.10 per share through January 2012, 44.2 million are issuable upon conversion at $1.15 per share through December 2011, 30.8 million are issuable upon conversion at $1.06 per share through January 2013 and 30.3 million are issuable upon conversion at $4.07 per share through December 2011.

        Additionally we are obligated to issue additional shares or convertible securities to Tower’s banks in January 2011 in consideration for reduced interest payments agreed to by such banks and in September 2010 and September 2011 pursuant to the letter agreement signed in August 2009. Issuance of all or a portion of these shares may materially dilute the interests of current shareholders. In addition, we may undertake additional financings in the future and in connection therewith issue shares or securities convertible into, or exercisable for the purchase of, shares, which may materially dilute the holdings of our current shareholders.

        Issuance of shares upon conversion of our outstanding share options, warrants or other convertible securities or the issuance of exercise those securities, or similar equity-based instruments we may issue in the future, you may experience dilution in the net tangible book value of your ordinary shares.

Market sales of large amounts of Tower’s shares eligible for future sale, or even the perception that such sales may occur, may depress the market price of Tower’s stock and may impair Tower’s ability to raise capital through the sale of our securities and limit the ability of Tower to find financing sources to fund Tower’s long-term debt and other liabilities.

        Market sales of large amounts of Tower’s shares eligible for future sale, or even the perception that such sales may occur, may lower the price of Tower’s ordinary shares. Of Tower’s approximately 194.8 million outstanding ordinary shares as of November 10, 2009, approximately 155.9 million are held by non-affiliates and are freely tradable under US securities laws. The balance are held by affiliates of Tower. Some of these shares are or may be registered for resale and therefore are or could be freely tradable under US securities laws, and the balance would be eligible for sale subject to the volume and manner of sale limitations of Rule 144 promulgated under the US Securities Act of 1933. In addition as described above a substantial number of our ordinary shares are issuable under capital notes, options, warrants and convertible notes. These shares are or may be registered upon demand of the holders or may be sold subject to the volume and manner of sale requirements of Rule 144.

        The sales of large amounts of Tower’s ordinary shares (or the potential for those sales even if they do not actually occur) may depress the market price of our ordinary shares. This could impair Tower’s ability to raise capital through the sale of our securities and Tower would likely be required to obtain financing from alternative sources in order to fulfill its debt and obligations, which financing may not be available.

Tower’s principal shareholders collectively own a controlling interest in Tower and will be able to exercise their voting rights in ways which may be adverse to the interests of Tower’s other shareholders

        As of November 10, 2009, Tower’s major wafer partners and Israel Corp. collectively owned approximately 20% of Tower’s outstanding shares. In the event Israel Corp. were to convert its equity convertible capital notes, Tower’s major wafer partners and Israel Corp. would collectively own approximately 55% of Tower’s outstanding shares. Under Tower’s articles of association, two shareholders holding together 33% of its outstanding shares constitute a quorum for conducting a shareholders’ meeting. If Israel Corp. were to convert its equity convertible capital notes, Tower’s wafer partners and Israel Corp. would constitute a quorum for purposes of conducting a shareholders’ meeting. If only two large shareholders, owning collectively at least 33% of our shares, were to participate in one of Tower’s shareholders’ meetings, these shareholders would determine the outcome of such shareholders’ meeting without the benefit of the participation of the other shareholders. The interests of these shareholders may not be consistent with the interests of Tower’s other shareholders. As a result, these shareholders may exercise voting rights or otherwise influence corporate action in ways that are adverse to the interests of Tower’s other shareholders.

If Tower cannot meet NASDAQ’s continued listing requirements, it will face a delisting process of its ordinary shares, which may have an adverse impact on the liquidity and market price of Tower’s ordinary shares and may limit the ability of Tower to find financing sources to fund Tower’s long-term debt and other liabilities.

        Tower’s ordinary shares are currently listed on the Tel Aviv Stock Exchange (TASE) and on NASDAQ Global Market. Under NASDAQ rules, shares can be delisted if the closing bid price of the stock over a 30 consecutive trading-day period is less than $1.00. If we were to fail to comply, we would be required to choose between: (i) delisting from the NASDAQ Global Market; (ii) transferring from the NASDAQ Global Market stock exchange to the NASDAQ Capital Market stock exchange, which would grant us with an additional 180 day period to re-gain compliance with the $1.00 minimum bid price; or (iii) taking other actions to avoid the de-listing of our shares, such as performing a reverse stock split of our shares. A delisting of Tower’s ordinary shares could negatively impact us by reducing our ordinary shares’ liquidity, market price, the number of investors willing to hold or acquire Tower’s ordinary shares and the sources available to finance our long-term debt and other obligations, which would likely require us to seek financing from alternative sources, which may not be available.

If Tower’s share price falls below the share’s nominal value we may encounter difficulties raising funds by way of issuance of our ordinary shares

        If Tower’s shares trade at a market price that is lower than the share’s nominal value of NIS 1.00 (approximately $0.26 at current exchange rates), it may be difficult to raise funds through the issuance of ordinary shares. The Israeli Companies Law does not allow a company to issue shares at a price lower than the share’s par value unless the company can offset the difference between the nominal value of the share and the market price by moving a portion of its current or accumulated profits (as defined by the Israeli Companies Law) to paid-in capital to make up for such difference. Due to us not having current or accumulated profits, we would most probably not be able to do this, and would, therefore, not be able to issue new ordinary shares at a price below NIS 1.00.

Risks Related to Our Operations in Israel

Instability in Israel may harm our business.

        Tower’s Fab-1 and Fab-2 manufacturing facilities and certain of its corporate and sales offices are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business.

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. In addition, Israel and companies doing business with Israel have, in the past, been the subject of an economic boycott. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, Israel has been and is subject to terrorist activity, with varying levels of severity. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements where necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. We can give no assurance that security and political conditions will not adversely impact our business in the future. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and make it more difficult for us to raise capital. Furthermore, Tower’s Fab-1 and Fab-2 manufacturing facilities are located exclusively in Israel. We could experience serious disruption of our manufacturing in Israel if acts associated with this conflict result in any serious damage to Tower’s manufacturing facilities. In addition, our business interruption insurance may not adequately compensate us for losses that may occur, and any losses or damages incurred by us could have a material adverse effect on our business.

Our operations may be negatively affected by the obligations of our Israeli personnel to perform military service.

        In the event of severe unrest or other conflict, Israeli individuals could be required to serve in the military for extended periods of time. In response to increases in terrorist activity, there have been periods of significant call-ups of Israeli military reservists, and it is possible that there will be additional call-ups in the future. Many male Israeli citizens, including most of Tower’s employees, are subject to compulsory military reserve service through middle age. Our operations in Israel could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Such disruption could harm our operations.

Our operations may be affected by negative economic conditions in Israel.

        Israel has in the past experienced periods of recession in economic activity, resulting in low growth rates and high unemployment. Our operations in Israel could be adversely affected if the economic conditions in Israel deteriorate. In addition, Israel has experienced several general strikes and other work stoppages, affecting banks, government offices, airports and ports. These strikes have had an adverse effect on the Israeli economy and on businesses, including our ability to deliver products to our customers or to receive raw materials from our suppliers in a timely manner. From time to time, the Israeli trade unions threaten strikes or work-stoppages, which may, if carried out, have a material adverse effect on the Israeli economy and our business.

If the exemption allowing us to operate our Israeli manufacturing facilities seven days a week is not renewed, our business will be adversely affected.

        We operate our Israeli manufacturing facilities seven days a week pursuant to an exemption from the law that requires businesses in Israel to be closed from sundown on Friday through sundown on Saturday. This exemption expires by its terms on December 31, 2009. If the exemption is not renewed and we are forced to close any or all of the Israeli facilities for this period each week, our financial results and business will be harmed.

If we are considered to be a passive foreign investment company, either presently or in the future, US Holders will be subject to adverse US tax consequences.

        We will be a passive foreign investment company, or PFIC, if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, US or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. If we were to be a PFIC, and a US Holder does not make an election to treat us as a “qualified electing fund,” or QEF, or a “mark to market” election, “excess distributions” to a US Holder, any gain recognized by a US Holder on a disposition of our ordinary shares would be taxed in an unfavorable way. Among other consequences, our dividends would be taxed at the regular rates applicable to ordinary income, rather than the 15% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether we would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset our passive income in the calculation of gross income. In light of the uncertainties described above, we have not obtained an opinion of counsel with respect to our PFIC status and no assurance can be given that we will not be a PFIC in any year. If we determine that we have become a PFIC, we will then notify our US Holders and provide them with the information necessary to comply with the QEF rules. If the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, however, it might be too late for a US Holder to make a timely QEF election, unless the US Holder qualifies under the applicable Treasury regulations to make a retroactive (late) election. US Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for US Holders who made a timely QEF or mark-to-market election.

It may be difficult to enforce a US judgment against us, our officers, directors and advisors or to assert US securities law claims in Israel.

        Tower is incorporated in Israel. Most of Tower’s executive officers and directors and our Israeli accountants and attorneys are nonresidents of the United States, and a majority of Tower’s assets (excluding its U.S. subsidiaries and their assets) and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against Tower or any of these persons, in US or Israeli courts based on the civil liability provisions of the US Federal securities laws, except to the extent that such judgment could be enforced in the U.S. against Tower’s U.S. subsidiaries. Additionally, it may be difficult for you to enforce civil liabilities under US Federal securities laws in original actions instituted in Israel.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Our actual results and performance may differ materially from those expressed in such forward-looking statements. Forward-looking statements that express our beliefs, plans, objectives, assumptions, future events or performance may involve estimates, assumptions, risks and uncertainties. Such risks and uncertainties are discussed in this prospectus under the heading “Risk Factors”, and in our other filings with the Securities and Exchange Commission, which are also filed with the Israel Securities Authority. You should read and interpret any forward-looking statements together with these documents. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

        Any forward-looking statement speaks only as of the date on which that statement is made. We will not update, and expressly disclaim any obligation to update, any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

        We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

        The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. The following documents filed with the Securities and Exchange Commission by our company are incorporated by reference in this registration statement:

—	Annual report on Form 20-F for the year ended December 31, 2008, filed on June 30, 2009.

—	Report on Form 6-K dated May 2009 No. 3 (filed on May 18, 2009).

—	Report on Form 6-K dated August 2009 No. 8 (filed on August 18, 2009).

—	Report on Form 6-K dated November 2009 No. 4 (filed on November 13, 2009).

—	The description of the Company’s Ordinary Shares which is contained in its Registration Statement on Form 8-A declared effective on October 25, 1994.

        All subsequent annual reports filed by our company pursuant to the Securities Exchange Act of 1934 on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the Commission prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number: 972-4-650-6611. Copies of these filings may also be accessed at our website, www.towersemi.com. Click on “Investor Relations” and then “Filings.”

        A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Shaul Amor Street, Ramat Gavriel Industrial Park, Migdal Haemek, 23105 Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

        As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges in accordance with US GAAP for the periods presented are as follows:

	Nine months ended September 30, (unaudited)	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed
charges	__(1)	__(2)	__(3)	__(4)	__(5)	__(6)

(1)	Earnings as adjusted were inadequate to cover fixed charges by $96.2 million for the nine months ended September 30, 2009.
(2)	Earnings as adjusted were inadequate to cover fixed charges by $240.2 million in 2008.
(3)	Earnings as adjusted were inadequate to cover fixed charges by $144.3 million in 2007.
(4)	Earnings as adjusted were inadequate to cover fixed charges by $173.6 million in 2006.
(5)	Earnings as adjusted were inadequate to cover fixed charges by $201.7 million in 2005.
(6)	Earnings as adjusted were inadequate to cover fixed charges by $134.2 million in 2004.

        For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) amortization of capitalized interest offset by interest capitalized. Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor).

CAPITALIZATION

        The following table sets forth our long-term debt, convertible debentures and capitalization as of September 30, 2009 on an actual basis. The financial data is derived from our unaudited interim financial statements as of September 30, 2009.

Actual
(US dollars in thousands)

Short term bank loan	4,440
Long-term bank loans	184,687
Convertible debentures excluding current
maturities	231,868
Long-term customers' advances	12,412
Other long-term liabilities	55,020
Shareholders' equity (deficit):
Ordinary Shares, NIS 1.00 par value per share;
1,100,000,000 authorized shares, 188,240,247
issued shares* and 186,940,247 outstanding
shares	47,036
Additional paid-in capital	682,275
Capital notes	311,472
Equity component of convertible debentures and
cumulative stock based compensation	21,273
Accumulated other comprehensive loss	(2,176)
Accumulated deficit	(977,153)
Treasury stock, 1,300,000 shares	(9,072)
Total shareholders' equity	73,655
Total capitalization	562,082

*	Includes 1,300,000 treasury shares.

        The information set forth on an actual basis in the foregoing table excludes the following securities as of November 15, 2009:

(i)	approximately 27.1 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $1.14;

(ii)	23.4 million ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $1.15;

(iii)	11.5 million ordinary shares issuable upon exercise of options granted to our Chairman of the Board at an exercise price of $0.29;

(iv)	5.4 million ordinary shares issuable upon exercise of warrants issued to our banks and Israel Corp. with an exercise price of $2.04 per share exercisable until June 2013.

(v)	0.9 million ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $6.17 per share exercisable until September 2011;

(vi)	1.1 million ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $0.89 per share exercisable until September 2012;

(vii)	30.8 million ordinary shares issuable upon conversion of our debentures convertible series E until January 2013, issued pursuant to our June 2007 public offering in Israel at conversion rate of approximately $1.1;

(viii)	8.3 million ordinary shares issuable upon exercise of warrants we issued to our banks with an exercise price of $1.21 in connection with the July 2005 amendment to our facility agreement exercisable until June 2013;

(ix)	9.6 million ordinary shares issuable upon conversion of our debentures convertible series B until December 2011, pursuant to the prospectus dated December 15, 2005 at conversion rate of $1.1;

(x)	398.9 million ordinary shares issuable upon conversion of the equity equivalent convertible capital notes we issued to our banks and to Israel Corp. ;

(xi)	8 million ordinary shares issuable upon exercise of warrants series 6, with an exercise price of approximately $1.06 per share and exercisable until August 2011;

(xii)	5.2 million ordinary shares issuable upon exercise of warrants series 5 sold in our private placements completed in November 2006, with an exercise price of approximately $2.5 per share and exercisable until December 2010;

(xiii)	44.2 million ordinary shares issuable upon conversion of our debentures convertible series C until December 2011, issued pursuant to our June 2006 public offering in Israel at conversion rate of approximately $1.15;

(xiv)	7.8 million ordinary shares issuable upon exercise of the warrants series I issued in our March 2007 private placement at exercise price of $0.74 exercisable until March 2012.

(xv)	59.5 million ordinary shares issuable upon exercise of warrants, with an exercise price of approximately $2.78 per share and exercisable until March 2011; and

(xvi)	30.3 million ordinary shares issuable upon conversion of our debentures convertible until December 2011 at conversion rate of $4.07.

This information does not take into account potential dilutive issuances of securities pursuant to our credit facility agreement and warrants issuable to our banks since the number of shares issuable will depend upon future transactions in which we may engage and/or the market price of our shares and/or other conditions.

PRICE RANGE OF ORDINARY SHARES

        Our ordinary shares are listed and traded on the Nasdaq Global Market under the symbol “TSEM”. In addition, in January 2001, our ordinary shares commenced trading on the Tel Aviv Stock Exchange (TASE) under the symbol “TSEM”.

        The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the Nasdaq Global Market and Tel Aviv Stock Exchange:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High ($)	Low ($)	High (NIS)	Low (NIS)

Period
Third quarter 2009	1.49	0.33	5.13	1.36
Second quarter 2009	0.39	0.19	1.49	0.84
First quarter 2009	0.24	0.13	1.02	0.50
Fourth quarter 2008	0.54	0.09	1.91	0.36
Third quarter 2008	0.86	0.43	2.80	1.70
Second quarter 2008	1.25	0.81	4.13	2.75
First quarter 2008	1.45	0.74	5.50	2.63
Fourth quarter 2007	1.80	1.35	7.25	5.25
Third quarter 2007	1.87	1.20	7.97	5.38
Second quarter 2007	1.94	1.42	7.63	6.20
First quarter 2007	2.08	1.64	8.88	7.00

        On November 16, 2009, the last reported sale price of the ordinary shares was $1.04 on the Nasdaq Global Market and NIS 3.885 on the Tel Aviv Stock Exchange.

USE OF PROCEEDS

        Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes.  From time to time, we may evaluate the possibility of acquiring businesses, products, equipment tools and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

—	the net tangible book value per share of our equity securities before and after the offering;

—	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

—	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

        Our authorized share capital consists of 1.1 billion ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

        The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors. The election of an external director also requires that either: (i) this majority include the affirmative vote of at least one-third of the shares held by non-controlling shareholders; or (ii) the total number of shares held by non-controlling shareholders that voted against the election of the nominee external director does not exceed one percent of the aggregate voting rights in the company.

        In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law. Our Board of Directors is authorized to declare dividends, although our bank covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our banks.

        Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Our major shareholders do not have different voting rights from each other or other shareholders. However, certain of our shareholders have entered into a shareholders agreement pursuant to which they may be able to exercise control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

        Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger), in general, require the affirmative vote (at a meeting convened upon advance notice of no less than thirty five days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

        The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meeting’s commencement, the persons present shall constitute a quorum.

        Tower’s registration number at the Israeli Registrar of Companies is 52-004199-7.

        The objective stated in our memorandum of association and our articles of association is to engage in any lawful activity.

        Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate at least 33% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

        We had 194.8 million ordinary shares outstanding as of November 10, 2009. The above number of outstanding ordinary shares does not include 1.3 million treasury shares held by us through a trustee.

        The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

DESCRIPTION OF CAPITAL NOTES

        We may from time to time offer and sell under this prospectus capital notes, which we sometimes refer to as equity equivalent capital notes. When we offer to sell a particular series of capital notes, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of capital notes.

        The capital notes are instruments of equity and not debt. Unless otherwise specified in a prospectus supplement, (i) the face amounts of the capital notes will not bear interest nor will they be linked to any index, (ii) the face amounts of the capital notes will only payable by us out of distributions made upon the winding-up, liquidation or dissolution of our company on a pari passu and pro rata basis with the holders of our ordinary shares and (iii) we will have no right to prepay or redeem the equity equivalent capital notes. In addition, the holder may at any time, convert the face amount of the equity equivalent capital notes, in whole or in part, without payment of any additional consideration, into ordinary shares at a conversion price agreed with the holder. The equity equivalent capital notes have no maturity date and the right to convert into shares does not expire.

        The terms of any particular series of equity equivalent capital notes will be set forth in the purchase agreement with the purchasers and the governing capital note certificate, each of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The foregoing summary of the equity equivalent capital notes is not complete. We encourage you to read the purchase agreement and capital note certificate, because they, and not this summary, will govern your rights as a holder of equity equivalent capital notes.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We may offer under this prospectus up to $30,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $30,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

        The debt securities will be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Tower Semiconductor Ltd., excluding its subsidiaries.

Additional Information

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

        We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

        We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

—	the title;

—	any limit on the amount that may be issued;

—	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;

—	the maturity date;

—	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

—	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

—	classification as senior or subordinated debt securities;

—	in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of our in right of payment, whether the other indebtedness is outstanding or not;

—	the terms on which any series of debt securities may be convertible into or exchangeable for our common stock or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

—	the place where payments will be payable;

—	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

—	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

—	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

—	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

—	whether we will be restricted from incurring any additional indebtedness;

—	any listing of a series of debt securities on a securities exchange or market;

—	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

—	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

        We will provide information on the applicable United States and Israeli income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

        You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

—	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;

—	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

—	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

        Event of default means, with respect to any series of debt securities, any of the following:

—	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

—	default in the payment of principal of or premium on any debt security of that series when due and payable;

—	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

—	certain events of bankruptcy, insolvency or reorganization of our company; and

—	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

—	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

—	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

—	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

—	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

—	reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

—	reduce the principal amount of discount securities payable upon acceleration of maturity;

—	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

—	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

—	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

—	waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

        We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

—	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

—	we may not have a default on the debt securities discharged on the date of deposit;

—	the discharge may not violate any of our agreements; and

—	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of debt or equity securities (including capital notes) issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

        We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

        Any applicable prospectus supplement will describe:

—	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

—	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

—	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities (including capital notes) or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:

—	the title of such warrants;

—	the aggregate number of such warrants;

—	the price or prices at which such warrants will be issued;

—	the currency or currencies, in which the price of such warrants will be payable;

—	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

—	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

—	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

—	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

—	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

—	information with respect to book-entry procedures, if any;

—	any material Israeli and U.S. federal income tax consequences;

—	the anti-dilution provisions of the warrants; and

—	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through “general” and “special” permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new “general permit” providing that foreign currency transactions are generally permitted, although some restrictions still apply. For example, foreign currency transactions by institutional investors are restricted, including futures contracts between foreign and Israeli residents if one of the base assets is Israeli currency, unless this is a fixed price forward contract for a period of less than one month. Investments outside of Israel by pension funds and insurers are also restricted. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account.

        The State of Israel does not restrict in any way the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus in offerings:

—	through one or more underwriters or dealers;

—	through other agents; or

—	directly to investors.

        We may price the securities we sell under this prospectus:

—	at a fixed public offering price or prices, which we may change from time to time;

—	at market prices prevailing at the times of sale;

—	at prices calculated by a formula based on prevailing market prices;

—	at negotiated prices; or

—	in a combination of any of the above pricing methods.

        If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

        We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

         An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

        All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

DIVIDEND POLICY

        Since 1998, we have not declared or paid cash dividends on any of our shares and we have no current intention of paying any cash dividends in the future. The facility agreement that we entered into with our banks, as amended, prohibits the payment of dividends.

        The Companies Law also restricts our ability to declare dividends. In general, we can only distribute dividends from profits (as defined in the Companies Law), provided that there is no reasonable suspicion that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due.

OFFERING EXPENSES

        The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$1,674.00
Legal fees and expenses	$25,000.00
Accountants fees and expenses	$5,000.00
Printing expenses	$3,000.00
Miscellaneous	$16,326.00

TOTAL	$51,000.00

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel, and by Eilenberg & Krause LLP, our U.S. counsel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

EXPERTS

        The financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F and the effectiveness of the Company’s internal control over financial reporting have been audited by Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

        We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ assets are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see “Risk Factors– It may be difficult to enforce a US judgment against us, our officers, directors and advisors or to assert US securities law claims in Israel.”

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$30,000,000

Ordinary Shares
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units

PROSPECTUS

___________, 2009

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors And Officers.

        The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his/her responsibility for damages caused by the breach of his/her duty of care to the company, except for damages caused to the Company due to any breach of such office holder’s duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his/her capacity as an office holder of the company with respect to the following:

(a)	the breach of his/her duty of care to the company or any other person;

(b)	the breach of his/her fiduciary duty to the company to the extent he/she acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him/her in favor of other persons.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such office holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he/she was convicted, in each case by reason of acts or omissions of such office holder in his or her capacity as an office holder; and

(c)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such office holder in his or her capacity as an office holder of the company.

        The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.	sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

        The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

š	a breach of his/her fiduciary duty, except to the extent described above;

š	a breach of his/her duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, except if such breach is done only with negligence;

š	an act or omission done with the intent to unlawfully realize personal gain; or

š	a fine or monetary settlement imposed upon him/her.

        Under the Companies Law, the term “office holder” may include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

        The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

        We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our articles of association. We have never had the occasion to indemnify any of our office holders.

Item 9. Exhibits.

The following exhibits are filed with this registration statement:

No.	Description

1.1	Underwriting agreement.*

3.1	Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form F-1, File No. 333-126909, "Form F-1 No. 333-126909").

3.2	Amendment to Articles of Association of the Registrant (incorporated by reference to exhibit 4.2 to the Registration Statement on Form S-8 No. 333-117565 ("Form S-8 No. 333-117565").

3.3	Amendment to the Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837 (the “2006 Form S-8”).

3.4	Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710 (the “2008 Form S-8”).

4.1	Form of securities purchase agreement.*

4.2	Form of capital note certificate.*

4.3	Form of indenture relating to debt securities (incorporated by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form F-3, File No. 333-148747).

4.4	Form of debt securities.*

4.5	Form of purchase contract agreement (including form of purchase contract certificate).*

4.6	Form of unit agreement (including form of unit certificate).*

4.7	Form of warrant agreement (including form of warrant certificate).*

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the registrant, re legality.**

5.2	Opinion of Eilenberg & Krause LLP, U.S. counsel to the registrant, re legality.**

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Yigal Arnon & Co., included in Exhibit 5.1.**

23.2	Consent of Eilenberg & Krause LLP, included in Exhibit 5.2.**

23.3	Consent of Brightman Almagor & Co., independent registered public accounting firm.**

24.1	Power of attorney, included on Signatures page.**

25.1	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.***

* To be filed by amendment, or as an exhibit to a report on Form 6-K and incorporated herein by reference.

** Filed with this registration statement.

*** To be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 10. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

    (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d)        The undersigned Registrant hereby undertakes that:

    (i)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e)        The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on November 18, 2009.

TOWER SEMICONDUCTOR LTD. By: /s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger Director and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Russell C. Ellwanger, Oren Shirazi or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, provided such amendment is limited to immaterial matters or any other matter that has been approved by the board of directors, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Amir Elstein —————————————— Amir Elstein	Chairman of the Board	November 18, 2009

/s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger	Director and Chief Executive Officer (Principal Executive Officer)	November 18, 2009

/s/ Oren Shirazi —————————————— Oren Shirazi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 18, 2009

SIGNATURE	TITLE	DATE

/s/ Ilan Flato —————————————— Ilan Flato	Director	November 18, 2009

—————————————— Nir Gilad	Director	November 18, 2009

/s/ Dana Gross —————————————— Dana Gross	Director	November 18, 2009

—————————————— Rami Guzman	Director	November 18, 2009

/s/ Kalman Kaufman —————————————— Kalman Kaufman	Director	November 18, 2009

/s/ Alex Kornhauser —————————————— Alex Kornhauser	Director	November 18, 2009

/s/ Ron Moskovitz —————————————— Ron Moskovitz	Director	November 18, 2009

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Tower Semiconductor USA, Inc. By: /s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger Chairman of the Board	November 18, 2009

EXHIBIT INDEX

No.	Description

1.1	Underwriting agreement.*

3.1	Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909, “Form F-1No. 333-126909”).

3.2	Amendment to Articles of Association of the Registrant (incorporated by reference to exhibit 4.2 to the Registration Statement on Form S-8 No. 333-117565 (“Form S-8 No. 333-117565”).

3.3	Amendment to the Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837 (the “2006 Form S-8”).

3.4	Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710 (the “2008 Form S-8”).

4.1	Form of securities purchase agreement.*

4.2	Form of capital note certificate.*

4.3	Form of indenture relating to debt securities (incorporated by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form F-3, File No. 333-148747).

4.4	Form of debt securities.*

4.5	Form of purchase contract agreement (including form of purchase contract certificate).*

4.6	Form of unit agreement (including form of unit certificate).*

4.7	Form of warrant agreement (including form of warrant certificate).*

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the registrant, re legality. **

5.2	Opinion of Eilenberg & Krause LLP, U.S. counsel to the registrant, re legality. **

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges. **

23.1	Consent of Yigal Arnon & Co., included in Exhibit 5.1. **

23.2	Consent of Eilenberg & Krause LLP, included in Exhibit 5.2. **

23.3	Consent of Brightman Almagor & Co., independent registered public accounting firm. **

24.1	Power of attorney, included on Signatures page. **

25.1	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.***

* To be filed by amendment, or as an exhibit to a report on Form 6-K and incorporated herein by reference.

** Filed with this registration statement.

*** To be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.